Filed Pursuant to Rule 424(b)(2)
Registration Statement File No. 333-264799

PROSPECTUS SUPPLEMENT

(to Prospectus dated May 9, 2022)

$350,000,000

Spire Inc.

5.300% Senior Notes due 2026

This is an offering of $350,000,000 aggregate principal amount of 5.300% Senior Notes due 2026 (the “Notes”) of Spire Inc. The selling securityholders named under the caption “Selling Securityholders” are offering to sell $175,000,000 principal amount of the Notes, and we are offering to sell $175,000,000 principal amount of the Notes.

The Notes will bear interest at the rate of 5.300%. Interest on the Notes will be payable semi-annually on March 1 and September 1 of each year, beginning on September 1, 2024, and at maturity, as further described in this prospectus supplement. The Notes will mature on March 1, 2026. The Notes will not be redeemable prior to maturity. The Notes will be issued in registered form and available for purchase in the authorized denominations of $2,000 and integral multiples of $1,000 in excess thereof.

	Price to Public(1)	Underwriting Discount	Proceeds, Before Expenses, to Spire Inc.	Proceeds, Before Expenses, to Selling Securityholders
Per Note	99.990%	0.450%	99.540%	99.540%
Total	$349,965,000.00	$1,575,000.00	$174,195,000.00	$174,195,000.00

(1)	Plus accrued interest, if any, from the date of issuance, which is expected to be on or about February 12, 2024.

The selling securityholders have agreed to purchase $175,000,000 principal amount of our 2021 Series A 0.75% Remarketable Senior Notes due 2026 (the “Remarketable Notes”) in connection with the remarketing of the Remarketable Notes pursuant to the Purchase Contract and Pledge Agreement, dated as of February 16, 2021, between us and U.S. Bank Trust Company, National Association (as successor of U.S. Bank National Association), as purchase contract agent, attorney-in-fact of the holders of the related purchase contracts, collateral agent and custodial agent, and U.S. Bank National Association, as securities intermediary (the “Purchase Contract and Pledge Agreement”), and will sell the Remarketable Notes to us on or about February 12, 2024 in exchange for the Notes offered hereby by them and a cash payment. See “Prospectus Supplement Summary—Remarketing Transactions” in this prospectus supplement.

Investing in the Notes involves certain risks. See “Risk Factors” on page S-6 of this prospectus supplement and page 1 of the accompanying prospectus.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company on or about February 12, 2024.

Joint Book-Running Managers

Wells Fargo Securities	Mizuho	Morgan Stanley

The date of this prospectus supplement is February 5, 2024.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we, the selling securityholders nor the underwriters have authorized anyone to provide you with different or additional information. We are not, the selling securityholders are not, and the underwriters are not, making an offer of these securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate as of any date other than the date on the front of this prospectus supplement, the date of the accompanying prospectus or the date of such free writing prospectus, as applicable. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. This document contains two parts. The first part consists of this prospectus supplement, which provides you with specific information about the Notes that we and the selling securityholders are selling in this offering and about this offering itself. The second part is the accompanying prospectus, which provides more general information, some of which does not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus or any related free writing prospectus, you should rely on the information contained in this prospectus supplement.

Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our securities and other information you should know before investing in the Notes. Before purchasing any Notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the caption “Where You Can Find More Information” in this prospectus supplement.

The terms “Spire,” “we,” “us,” “our,” and the “Company” refer to Spire Inc. and its subsidiaries unless provided otherwise or the context suggests otherwise. The terms “you” or “your” refer to a prospective investor.

FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus supplement and the accompanying prospectus and the information incorporated herein, excluding historical information, include forward-looking statements. Certain words, such as “may,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek,” “target,” and similar words and expressions identify forward-looking statements that involve uncertainties and risks. Future developments may not be in accordance with our current expectations or beliefs and the effect of future developments may not be those anticipated. Among the factors that may cause results or outcomes to differ materially from those contemplated in any forward-looking statement are:

•	weather conditions and catastrophic events, particularly severe weather in the U.S. natural gas producing areas;

•

volatility in gas prices, particularly sudden and sustained changes in natural gas prices, including the related impact on margin deposits associated with the use of natural gas derivative instruments, and the impact on our competitive position in relation to suppliers of alternative heating sources, such as electricity;

•

changes in gas supply and pipeline availability, including as a result of decisions by natural gas producers to reduce production or shut in producing natural gas wells and expiration or termination of existing supply and transportation arrangements that are not replaced with contracts with similar terms and pricing, as well as other changes that impact supply for and access to the markets in which our subsidiaries transact business;

•	acquisitions may not achieve their intended results;

•	legislative, regulatory and judicial mandates and decisions, some of which may be retroactive, including those affecting:

•	allowed rates of return and recovery of prudent costs,

•	incentive regulation,

•	industry structure,

S-i

•	purchased gas adjustment provisions,

•	rate design structure and implementation,

•	capital structures established for rate-setting purposes,

•	regulatory assets,

•	non-regulated and affiliate transactions,

•	franchise renewals,

•	authorization to operate facilities,

•	environmental or safety matters, including the potential impact of legislative and regulatory actions related to climate change and pipeline safety and security,

•	taxes,

•	pension and other postretirement benefit liabilities and funding obligations, or

•	accounting standards;

•	the results of litigation;

•

the availability of, and access to, in general, funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) operating cash flow or (iii) access to the capital markets;

•	retention of, ability to attract, ability to collect from, and conservation efforts of, customers;

•	our ability to comply with all covenants in our indentures and credit facilities, any violations of which, if not cured in a timely manner, could trigger a default of our obligations;

•	energy commodity market conditions;

•	discovery of material weakness in internal controls;

•	the disruption, failure or malfunction of our operational and information technology systems, including due to cyberattacks; and

•

employee workforce issues, including but not limited to labor disputes, the inability to attract and retain key talent, and future wage and employee benefit costs, including costs resulting from changes in discount rates and returns on benefit plan assets.

You are urged to consider the risks, uncertainties and other factors that could affect our business as described in this prospectus supplement and the accompanying prospectus and the information incorporated by reference therein. All forward-looking statements made or incorporated by reference in this prospectus supplement and the accompanying prospectus rely upon the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. We do not, by including this statement, assume any obligation to review or revise any particular forward-looking statement in light of future events.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. As a result, this summary is not complete and does not contain all of the information that you should consider before investing in the Notes. You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, which are described under the caption “Where You Can Find More Information” in this prospectus supplement. This prospectus supplement and the accompanying prospectus contain or incorporate forward-looking statements. Forward-looking statements should be read with the cautionary statements and important factors included under the caption “Risk Factors” and “Forward-Looking Statements” in this prospectus supplement as well as under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2023 and in other reports we file with the SEC from time to time.

Spire Inc.

Spire, with its principal office in St. Louis, Missouri, is a public utility holding company whose primary business is the safe and reliable delivery of natural gas service to more than 1.7 million residential, commercial and industrial customers across Missouri, Alabama and Mississippi. We have three key business segments: Gas Utility, Gas Marketing and Midstream. The Gas Utility segment consists of our natural gas utilities: Spire Missouri Inc. (“Spire Missouri”) (serving eastern and western Missouri, including the St. Louis and Kansas City regions), Spire Alabama Inc. (“Spire Alabama”) (serving central and northern Alabama, including Birmingham and Montgomery), Spire Gulf Inc. (serving southwestern Alabama, including Mobile) and Spire Mississippi Inc. (serving south-central Mississippi, including Hattiesburg). Our natural gas-related businesses (which collectively comprise the Gas Marketing and Midstream segments) include the following entities: Spire Marketing Inc. (“Spire Marketing”), Spire STL Pipeline LLC (“Spire STL Pipeline”), Spire Storage West LLC (“Spire Storage West”), Spire Storage Salt Plains LLC (“Spire Storage”), MoGas Pipeline, LLC (“MoGas”), and Omega Pipeline Company, LLC (“Omega”). Spire Marketing provides natural gas marketing services across the United States. The Midstream segment includes Spire Storage, Spire STL Pipeline, MoGas, and Omega, which are subsidiaries engaged in the storage and transportation of natural gas. Spire STL Pipeline owns and operates a 65-mile FERC-regulated pipeline connecting the Rockies Express Pipeline in Scott County, Illinois, to delivery points in St. Louis County, Missouri, including Spire Missouri’s storage facility. Spire Storage provides physical natural gas storage services. Spire Storage West is strategically located near the Opal hub and interconnects with five interstate pipelines serving a wide range of natural gas markets throughout the Rockies and western United States, while Spire Storage is located in Grant County, Oklahoma and interconnects with the Southern Star Pipeline and ONEOK Gas Transportation transmission lines. MoGas consists of 263 miles of interstate natural gas pipelines, primarily in Missouri, and interconnects with Spire STL Pipeline, as well as three other interstate pipelines. Omega is a 75-mile natural gas distribution system primarily serving Fort Leonard Wood Army Base in south-central Missouri and is interconnected with MoGas.

Our Strategy

Spire is committed to transforming its business and pursuing growth by:

•	growing organically;

•	investing in infrastructure; and

•	advancing through innovation.

Growing organically

Spire is focused on strategies that promote organic growth by adding new customers, improving retention of our existing customers and further penetrating the markets we serve across our three-state footprint. We believe we can drive revenue growth while using our increased scale and shared services structure to achieve cost efficiencies and higher margins.

Investing in infrastructure

Investing in infrastructure is a top priority of Spire, including both upgrading and expanding our distribution pipelines that serve our customers and investing in other pipelines and our storage. Our capital expenditures forecast is driven by upgrades to our distribution system in Alabama, Mississippi and Missouri. We also plan to invest in our natural gas storage infrastructure.

Advancing through innovation

Through options like a mobile-friendly website, we are making it easier for our customers to reach us when and how they want to and to manage their accounts on the go. We have also completed technology upgrades to improve real-time connectivity for our field teams, leading to improved efficiency and an improved ability to serve our customers. We have completed a project that standardizes our information technology platform company-wide, which will continue to drive improvements in performance and service quality. Utilization of technology continues to evolve as does our adoption of platforms such as augmented reality for training and the continued exploration of drone technology. Machine learning and artificial intelligence will also continue to be a focus of ours as we look for new ways to improve the service and value we bring to our customers.

Remarketing Transactions

The selling securityholders have agreed to purchase $175,000,000 principal amount of the Remarketable Notes in connection with the remarketing of the Remarketable Notes pursuant to the Purchase Contract and Pledge Agreement and the related remarketing agreement with the selling securityholders in their capacities as remarketing agents and will sell the Remarketable Notes to us on or about February 12, 2024 in exchange for the Notes offered hereby by them and a cash payment. Upon our purchase of the Remarketable Notes, they will be cancelled. We refer to such remarketing, sale, exchange, purchase and cancellation of the Remarketable Notes as the “Remarketing Transactions.” The sum of the amount received by the selling securityholders for the Notes offered hereby by them and such cash payment will equal the purchase price of the Remarketable Notes that the selling securityholders are purchasing in such remarketing. Each of the selling securityholders is also an underwriter. See “Underwriting (Conflicts of Interest)” in this prospectus supplement.

As a result of the Remarketing Transactions, the Remarketable Notes forming a part of our 3,500,000 outstanding Equity Units (currently consisting of 3,500,000 Corporate Units) (the “Equity Units”) will be replaced by a portfolio of short-term U.S. Treasury securities in accordance with the Purchase Contract and Pledge Agreement. This portfolio of U.S. Treasury Securities will be pledged to us through the collateral agent under the Purchase Contract and Pledge Agreement to secure the obligations of the holders of the Equity Units to purchase shares of our common stock under the purchase contracts forming a part of the Equity Units. Such purchase contracts are scheduled to be settled on March 1, 2024, at which time the Purchase Contract and Pledge Agreement provides for us to issue up to approximately 2.7 million shares of our common stock for an aggregate purchase price of $175,000,000. We intend to use the net proceeds of the settlement of such purchase contracts to repay existing indebtedness and for general corporate purposes.

Other Information

Our principal executive offices are located at 700 Market Street, St. Louis, Missouri 63101 and our telephone number is 314-342-0500. We maintain a website at www.spireenergy.com where general information about us is available. We are not incorporating the contents of our website into this prospectus supplement or the accompanying prospectus. For additional information regarding our business, we refer you to our filings with the SEC incorporated into this prospectus supplement and the accompanying prospectus by reference. Please read “Where You Can Find More Information” in this prospectus supplement.

The Offering

Issuer	Spire Inc., a Missouri corporation

Securities offered by us	$175,000,000 aggregate principal amount of 5.300% Senior Notes due 2026.

Securities offered by the selling securityholders	$175,000,000 aggregate principal amount of 5.300% Senior Notes due 2026.

Original issue date	February 12, 2024.

Maturity date	The Notes will mature on March 1, 2026.

Interest rate	5.300% per annum.

Interest payment dates	Interest on the Notes will accrue from and including February 12, 2024 and is payable on March 1 and September 1 of each year, beginning on September 1, 2024.

No redemption or sinking fund	The Notes may not be redeemed prior to the maturity date. The Notes will not be entitled to the benefit of a sinking fund.

See “Description of the Notes—No redemption or Sinking Fund” in this prospectus supplement.

Ranking	The Notes will be direct unsecured general obligations of Spire and will rank equally with all other unsecured and unsubordinated indebtedness of Spire from time to time outstanding. As of December 31, 2023, Spire, excluding its subsidiaries, had approximately $955.0 million of unsecured and unsubordinated indebtedness.

Because we are a holding company, our obligations under the Notes will be effectively subordinated to all existing and future liabilities of our subsidiaries. As of December 31, 2023, our subsidiaries had approximately $2,771.1 million principal amount of outstanding long-term debt to external sources (including securities due within one year), which would be senior to our rights as sole shareholder and, as applicable, creditor of those companies.

Further issuances	We may, without the consent of the holders of the Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Notes (except for the original issue date, the public offering price and, if applicable, the initial interest payment date). Any such additional notes will be fungible for U.S. federal income tax purposes with the Notes.

Denomination	We will issue the Notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Trading	The Notes will not be listed on any securities exchange or be quoted on any automated dealer quotation system.

Trustee	Regions Bank

Use of proceeds	We will only receive proceeds from the $175,000,000 principal amount of the Notes that are being offered hereby by us. We estimate that we will receive net proceeds of approximately $172.8 million from the sale of such Notes after deducting the underwriting discount, estimated offering expenses payable by us and the cash payment to the selling securityholders. We intend to use such net proceeds to repay existing indebtedness and for general corporate purposes.

The selling securityholders will receive proceeds from the $175,000,000 principal amount of the Notes that are being offered hereby by the selling securityholders. Any proceeds from the sale by the selling securityholders of such Notes will be received by the selling securityholders for their own accounts, and we will not receive any proceeds from such sale. See “Underwriting (Conflicts of Interest)—Conflicts of Interest” in this prospectus supplement.

Conflicts of interest	Certain of the underwriters or their affiliates may receive 5% or more of the net proceeds of this offering. In the event of any such conflict of interest, such underwriter would be required to conduct the distribution of the Notes in accordance with Rule 5121 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc. (“FINRA”). See “Underwriting (Conflicts of Interest)—Conflicts of Interest” in this prospectus supplement.

Risk factors	An investment in the Notes involves various risks. Prospective investors should carefully consider the matters described under the caption entitled “Risk Factors” beginning on page S-6 of this prospectus supplement, as well as the additional risk factors referred to therein and described in Item 1A of Part I of our Annual Report on Form 10-K for the year ended September 30, 2023 and in other reports that we file with the SEC from time to time.

RISK FACTORS

In considering whether to invest in the Notes, you should carefully consider all of the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should consider the risk factors described in our periodic reports filed with the SEC, including those set forth under the caption “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended September 30, 2023, which is so incorporated, as well as the additional risks described below. Additional risks and uncertainties not currently known to us or those currently viewed by us to be immaterial may also materially and adversely affect us.

Risks Related to Investing in the Notes

Any lowering of the credit ratings on the Notes would likely reduce their value.

As described under the caption “Item 1A. Risk Factors” in Part I of our Annual Report on Form 10-K for the year ended September 30, 2023, the rating agencies that provide us with credit ratings from time to time implement new requirements for various rating levels, which may require us to take steps to change our business plans in ways that may affect our results of operations. Our credit ratings are investment grade, but are subject to review and change by the rating agencies. Such ratings are limited in scope and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such credit ratings will be issued or remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. It is also possible that such ratings may be lowered in connection with the application of the proceeds of this offering or in connection with future events, such as future acquisitions. Holders of the Notes will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of such ratings. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of the Notes. In addition, any decline in the ratings of the Notes may make it more difficult for us to raise capital on acceptable terms.

We must rely on cash from our subsidiaries to make payments on the Notes.

We conduct our operations primarily through our subsidiaries and substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our cash flow and our ability to meet our obligations under the Notes are largely dependent upon the earnings of our subsidiaries and the distribution or other payment of these earnings to us in the form of dividends or, in the case of non-utility subsidiaries, loans. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the Notes or to make any funds available for payment of amounts due on the Notes. Any payment of dividends, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions and will be contingent upon the subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or similar reorganization, and therefore the right of the holders of the Notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors, as described below. Even if we are a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

The Notes are structurally subordinated to any existing or future preferred stock, indebtedness, guarantees and other liabilities of our subsidiaries.

Because we are a holding company, our obligations under the Notes will be effectively subordinated to all existing and future liabilities of our subsidiaries. Therefore, our rights as sole shareholder and the rights of our creditors, including the rights of the holders of the Notes, to participate in the liquidation of assets of any subsidiary will be subject to the prior claims of such subsidiary’s creditors. To the extent that we may be a creditor with recognized claims against any of our subsidiaries, our claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of such subsidiary and would be subordinated to any indebtedness, other liabilities and preferred securities of such subsidiary senior to that held by us. As of December 31, 2023, our subsidiaries had approximately $2,771.1 million principal amount of outstanding long-term debt to external sources (including securities due within one year), which would be senior to our rights as sole shareholder and, as applicable, creditor of those companies. Our subsidiaries have no preferred securities outstanding.

The indenture does not limit the amount of debt we may incur or restrict our ability to engage in other transactions that may adversely affect holders of the Notes; there are no financial covenants in the indenture.

The indenture under which the notes will be issued does not limit the amount of debt that we may incur. The indenture does not contain any financial covenants or other provisions that would afford the holders of the Notes any substantial protection in the event we participate in a highly leveraged transaction. Also, as of December 31, 2023, our subsidiaries had approximately $2,771.1 million principal amount of outstanding long-term debt to external sources (including securities due within one year), which would be senior to our rights as sole shareholder and, as applicable, creditor of those companies.

In addition, all of Spire Missouri’s long-term debt is issued as first mortgage bonds under its mortgage and deed of trust and is secured by a lien on substantially all of its utility plant. The mortgage and deed of trust contains several restrictions on Spire Missouri’s ability to pay cash dividends on its common stock. These provisions are applicable regardless of whether or not the stock is publicly held or, as has been the case since the formation of the holding company, held solely by Spire. Under the most restrictive of these provisions, no cash dividend may be declared or paid if, after the dividend, the aggregate net amount spent for all dividends after September 30, 1953 would exceed a maximum amount determined by a formula set out in the mortgage and deed of trust. Under that formula, the maximum amount is the sum of $8 million plus earnings applicable to Spire Missouri’s common stock (adjusted for stock repurchases and issuances) for the period from September 30, 1953 to the last day of the quarter before the declaration or payment date for the dividends. As of December 31, 2023, the amount under the mortgage and deed of trust’s formula that was available to pay dividends was approximately $1,735.6 million. Thus, all of Spire Missouri’s retained earnings were free from such restrictions as of that date. Spire Alabama’s utility plant is not subject to any mortgage liens and therefore the payment of dividends by Spire Alabama as no similar restrictions.

If we incur additional debt or liabilities, our ability to pay our obligations on the Notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, the indenture does not limit our ability to pay dividends, make distributions or repurchase shares of our common stock. Any such transaction could adversely affect you.

We cannot provide assurance that an active trading market will develop for the Notes.

The Notes will constitute a new series of securities with no established trading market. We do not intend (and are not obligated) to apply to list the Notes for trading on any securities exchange or to include the Notes in any automated quotation system. We cannot provide assurance that an active trading market for the Notes will develop or as to the liquidity or sustainability of any such market, the ability of holders of the Notes to sell their Notes or the price at which holders of the Notes will be able to sell their Notes.

The future trading price of the Notes is subject to fluctuation.

Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates (which have fluctuated in the past and are likely to fluctuate in the future), the liquidity of the market for the Notes, the market for similar securities and the time remaining to maturity of the Notes. Future trading prices of the Notes also may be affected by our business, financial condition, results of operations and credit ratings and could be affected by the business, results of operations and credit ratings of our affiliates. Accordingly, there can be no assurance as to the price at which holders will be able to sell their Notes.

USE OF PROCEEDS

We will only receive proceeds from the $175,000,000 principal amount of the Notes that are being offered hereby by us. We estimate that we will receive net proceeds of approximately $172.8 million from the sale of such Notes after deducting the underwriting discount, estimated offering expenses payable by us and the cash payment to the selling securityholders. We intend to use such net proceeds to repay existing indebtedness and for general corporate purposes.

The selling securityholders will only receive proceeds from the $175,000,000 principal amount of the Notes that are being offered hereby by the selling securityholders. Any proceeds from the sale by the selling securityholders of such Notes will be received by the selling securityholders for their own accounts, and we will not receive any proceeds from such sale. See “Underwriting (Conflicts of Interest)” in this prospectus supplement.

The selling securityholders have agreed to purchase the Remarketable Notes in connection with the remarketing of the Remarketable Notes pursuant to the Purchase Contract and Pledge Agreement and will sell the Remarketable Notes to us on or about February 12, 2024 in exchange for the Notes that are being offered hereby by them and a cash payment. The proceeds from the sale by the selling securityholders of such Notes and the amount of cash the selling securityholders receive from us in such exchange will equal the purchase price of the Remarketable Notes that the selling securityholders are purchasing in such remarketing. See “Prospectus Supplement Summary—Remarketing Transactions” in this prospectus supplement.

CAPITALIZATION

The following table sets forth our historical consolidated cash and cash equivalents and capitalization as of December 31, 2023:

•	on an actual basis; and

•	on an as-adjusted basis, after giving effect to:

•	the Remarketing Transactions described under the caption “Prospectus Supplement Summary—Remarketing Transactions” in this prospectus supplement;

•	the application of the net proceeds from the sale of the $175,000,000 principal amount of the Notes offered hereby by us; and

•

the settlement of the purchase contracts forming a part of the Equity Units and the application of the proceeds thereof as described under the caption “Prospectus Supplement Summary—Remarketing Transactions” in this prospectus supplement.

The historical data in the table are derived from, and should be read in conjunction with, our historical financial statements, including accompanying notes, incorporated by reference in this prospectus supplement and the accompanying prospectus. You should also read this table in conjunction with the information set forth under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and the related notes thereto in our Annual Report on Form 10-K for the year ended September 30, 2023 and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2023. See “Where You Can Find More Information” in this prospectus supplement.

	As of December 31, 2023
	Actual	As Adjusted
(unaudited, in millions)
Cash and cash equivalents	$4.8	$4.8

Notes payable	$1,047.5	$699.7

Remarketable Notes	$175.0	$—
Notes offered hereby(1)	—	350.0
Other long-term debt, excluding current portion	3,072.8	3,072.8

Long-term debt, excluding current portion	3,247.8	3,422.8
Current portion of long-term debt	457.0	457.0

Total long-term debt, including current portion	3,704.8	3,879.8
Temporary equity	14.8	14.8
Preferred stock equity	242.0	242.0
Common stock equity	2,808.8	2,983.8

Total long-term capitalization, including current portion	$6,770.4	$7,120.4

Long-term debt/long-term capitalization	54.7%	54.5%

(1)

The amount shown in the table above for the Notes offered hereby represents their principal amount. However, we expect that the initial liability carrying amount of the Notes for accounting purposes will be recorded net of issuance costs, which will be amortized into interest expense over the term of the Notes.

DESCRIPTION OF THE NOTES

In this summary captioned “Description of the Notes,” the terms “Spire,” “we,” “us,” “our” and the “Company” refer only to Spire Inc. and any successor obligor and not to any of its subsidiaries.

The following summary description sets forth certain terms and provisions of the Notes and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the senior debt securities set forth in the accompanying prospectus, to which we refer you. Because this description is a summary, it does not describe every aspect of the Notes and should be read together with the forms of the Notes, the senior debt indenture, dated as of August 19, 2014, between Spire and Regions Bank (“Regions”), as successor trustee, securities registrar and paying agent, under which the Notes will be issued, as previously and to be amended and supplemented, including by the third supplemental indenture, to be dated as of February 12, 2024, between Spire and Regions, as trustee, securities registrar and paying agent establishing the terms of the Notes. The form of the senior debt indenture is filed as an exhibit to, and incorporated by reference in, the registration statement of which the accompanying prospectus is a part. In this summary, we refer to the senior debt indenture, as so amended and supplemented, as the “indenture.”

Regions, in each of its capacities, including but not limited to trustee, paying agent or securities registrar, has not participated in the preparation of this prospectus supplement and assumes no responsibility and will have no liability for its content, including the accuracy, correctness, adequacy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclosure events that may have occurred and may affect the significance or accuracy, correctness, adequacy or completeness of such information.

The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture has been qualified under the Trust Indenture Act of 1939 (the “Trust Indenture Act”), and you should refer to the Trust Indenture Act for provisions that apply to the Notes.

Principal and Maturity

The Notes will initially be limited to $350,000,000 aggregate principal amount. The Notes will mature on March 1, 2026. The Notes will be issued in registered form and available for purchase in the authorized denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Interest

Interest on the Notes will accrue at the annual rate of 5.300%. Interest on the Notes will accrue from and including February 12, 2024 and is payable on March 1 and September 1 of each year, beginning on September 1, 2024. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Subject to certain exceptions, the indenture provides for the payment of interest on an interest payment date only to persons in whose names the notes are registered at the close of business on the record date, which will be the close of business on the business day immediately preceding such interest payment date so long as all of the Notes remain in book-entry only form and otherwise the close of business on the 15th day of the calendar month immediately preceding the calendar month in which the applicable interest payment date falls (whether or not a business day). Notwithstanding the foregoing, any interest payable at maturity will be paid to the person to whom principal is payable. Interest will be calculated on the basis of a 360-day year of twelve 30-day months and, with respect to any period less than a full calendar month, on the basis of the actual number of days elapsed in a 30-day month.

If any interest payment date, maturity date or the date (if any) on which we are required to purchase the notes is not a business day, then the applicable payment will be made on the next succeeding day that is a business day, and no interest will accrue or be paid in respect of such delay. For purposes of the indenture, “business day” means any day that is not a Saturday or Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to close or a day on which the corporate trust office of the trustee is closed for business.

The trustee, through its corporate trust office at 8182 Maryland Avenue, 12th Floor, Clayton Missouri 63105 (in such capacity, the “paying agent”) will act as our paying agent with respect to the Notes. Payments of principal, interest and premium, if any, will be made by us through the paying agent to The Depository Trust Company (“DTC”) as described under the caption “—Book-Entry System” in this prospectus supplement.

Ranking

The Notes will be direct unsecured general obligations of Spire and will rank equally with all other unsecured and unsubordinated indebtedness of Spire from time to time outstanding. As of December 31, 2023, Spire, excluding its subsidiaries, had approximately $955.0 million of unsecured and unsubordinated indebtedness.

Because we are a holding company, our obligations under the Notes will be effectively subordinated to all existing and future liabilities of our subsidiaries. As of December 31, 2023, our subsidiaries had approximately $2,771.1 million principal amount of outstanding long-term debt to external sources (including securities due within one year), which would be senior to our rights as sole shareholder and, as applicable, creditor of those companies.

No Listing

The Notes will not be listed on any securities exchange or be quoted on any automated dealer quotation system.

Further Issuances

Spire may, without the consent of the holders of the Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Notes (except for the original issue date, the public offering price and, if applicable, the initial interest payment date). Any additional notes having such similar terms, together with the Notes, will constitute a single series of debt securities under the indenture. No additional notes may be issued if an event of default has occurred with respect to the Notes. Spire will not issue any additional notes intended to form a single series with the Notes, unless such further notes will be fungible with all Notes for U.S. federal income tax purposes.

No Redemption or Sinking Fund

The Notes may not be redeemed prior to the maturity date. The Notes will not be entitled to the benefit of a sinking fund.

The Trustee

The trustee under the indenture will be Regions (or its successor). We and certain of our affiliates maintain banking and credit relationships with Regions or its affiliates. Regions and its affiliates have purchased, and are likely to purchase in the future, our securities and securities of our affiliates.

Global Securities

We will issue the Notes in the form of one or more global certificates, which will be deposited with, or on behalf of, DTC and registered in the name of DTC’s nominee. Information regarding DTC’s book-entry system is described below under the caption “—Book-Entry System” in this prospectus supplement.

Book-Entry System

DTC, New York, New York, will act as securities depository for the Notes. The Notes will be issued as fully registered global securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully-registered global note certificates will be issued for the Notes, in the aggregate principal amount of such issue, and will be deposited with DTC.

Beneficial interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, Société Anonyme, Luxembourg (“Clearstream Banking”). Investors may elect to hold interests in the Notes through any of DTC, Euroclear or Clearstream Banking, if they are participants in these systems, or indirectly through organizations which are participants in these systems. Euroclear and Clearstream Banking hold securities on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries, which in turn hold the securities in customers’ securities accounts in the depositaries’ names on the books of DTC.

DTC has informed us that DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934 (the “Exchange Act”).

Euroclear and Clearstream Banking have informed us that: Euroclear and Clearstream Banking each hold securities for their customers and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders. Euroclear and Clearstream Banking provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream Banking also deal with domestic securities markets in several countries through established depository and custodial relationships. Euroclear and Clearstream Banking have established an electronic bridge between their two systems across which their respective participants may settle trades with each other.

Euroclear and Clearstream Banking customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to Euroclear and Clearstream Banking is available to other institutions, which clear through or maintain a custodial relationship with an account holder of either system.

DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, which eliminates the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

Purchases of the Notes under the DTC system must be made by or through Direct Participants, which receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each note (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmations from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes except in the event that use of the book-entry system for the Notes is discontinued. As a result, the ability of a person having a beneficial interest in the Notes to pledge such interest to persons or entities that do not participate in the DTC system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest. In addition, the laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer the Notes evidenced by the global notes will be limited to such extent.

To facilitate subsequent transfers, all of the Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts the Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Beneficial Owners of the Notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Notes, such as tenders, defaults and proposed amendments to the documents related to the Notes. For example, Beneficial Owners of the Notes may wish to ascertain that the nominee holding the Notes for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Notes. Under its usual procedures, DTC mails an omnibus proxy (“Omnibus Proxy”) to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments of principal, interest and premium, if any, on the Notes will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of such Participant and not of DTC, or us, subject to any statutory or regulatory requirements as may be in effect from time to time.

Investors electing to hold their Notes through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings on the settlement date against payment in same-day funds within DTC effected in U.S. dollars.

Investors electing to hold their Notes through Euroclear or Clearstream Banking accounts will follow the settlement procedures applicable to conventional eurobonds.

Secondary market sales of book-entry interests in the Notes between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations in DTC’s Settlement System. Secondary market sales of book-entry interests in the Notes held through Euroclear or Clearstream Banking to purchasers of book-entry interests in the Notes through Euroclear or Clearstream Banking will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream Banking and will be settled using the procedures applicable to conventional eurobonds.

DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor securities depository is not obtained, note certificates are required to be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, note certificates will be printed and delivered.

We will not have any responsibility or obligation to participants in the DTC system or the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominee or any Direct or Indirect Participant with respect to any ownership interest in the Notes or with respect to payments to or providing of notice for the Direct Participants, the Indirect Participants or the beneficial owners of the Notes.

The information in this section concerning DTC, Euroclear, Clearstream Banking and their book-entry systems has been obtained from sources that we believe to be reliable. Neither we, the selling securityholders, the trustee, the paying agent, nor the underwriters, dealers or agents are responsible (or liable) for the accuracy or completeness of this information. None of us, the trustee, securities registrar, nor any paying agent will have any responsibility or liability for (i) any aspect of the records relating to or payments made on account of beneficial ownership interests in the global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest, or for any act or omission of DTC (or any other depositary), or (ii) the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations or for DTC’s rules, operations and procedures.

SELLING SECURITYHOLDERS

The selling securityholders have agreed to purchase the Remarketable Notes, $175,000,000 principal amount of which are outstanding, in connection with the remarketing of the Remarketable Notes pursuant to the Purchase Contract and Pledge Agreement, and will sell the Remarketable Notes to us on or about February 12, 2024 in exchange for the principal amounts of the Notes set forth opposite their names below and a cash payment. The sum of the amount received by the selling securityholders for the Notes offered hereby and such cash payment will equal the purchase price of the Remarketable Notes that the selling securityholders are purchasing in such remarketing. We are registering the Notes offered hereby by the selling securityholders on behalf of the selling securityholders.

The following table, based on information supplied to us by the selling securityholders, sets forth information with respect to the beneficial ownership (as such term is used within the meaning of Rule 13d-3 under the Exchange Act) of the Notes by the selling securityholders immediately prior to completion of this offering. Following the completion of this offering, the selling securityholders will not own any of the Notes.

Selling Securityholders	Principal Amount of Notes Beneficially Owned and Offered
Wells Fargo Securities, LLC	$97,224,000
Mizuho Securities USA LLC	$38,888,000
Morgan Stanley & Co. LLC	$38,888,000

Total	$175,000,000

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material U.S. federal income tax consequences of the acquisition, ownership and disposition of the Notes, but it does not purport to be a complete analysis of all the potential tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary only addresses the tax consequences of those persons who are beneficial owners of the Notes, who purchase the Notes at their offering price for cash pursuant to this offering and who hold such Notes as capital assets within the meaning of Section 1221 of the Code, who we refer to as “Holders.” This summary does not purport to address all aspects of U.S. federal income taxation that might be relevant to particular Holders in light of their particular investment circumstances or status, nor does it address specific tax consequences that may be relevant to particular persons (including, for example, banks, financial institutions, broker-dealers, securities and commodities traders, insurance companies, real estate investment trusts, regulated investment companies, partnerships or other pass-through entities, former U.S. citizens or residents, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, persons subject to the alternative minimum tax, U.S. persons that have a functional currency other than the U.S. Dollar or who hold Notes through non-U.S. brokers or other non-U.S. intermediaries or persons in special situations, such as those who have elected to mark securities to market, those who hold the Notes as part of a straddle, hedge, conversion transaction or other integrated investment or those required to accelerate the recognition of any item of gross income with respect to a Note as a result of such income being recognized on an applicable financial statement). In addition, this summary does not address U.S. federal alternative minimum, estate, generation skipping and gift tax consequences, consequences under the tax laws of any state, local or foreign jurisdiction, or consequences under any U.S. federal tax laws other than income tax law. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

This summary is for general information only. Prospective purchasers of the Notes are urged to consult their independent tax advisors concerning the U.S. federal income tax consequences to them of the acquisition, ownership and disposition of the Notes, as well as the application of state, local and foreign tax laws and U.S. federal tax laws other than income tax law.

For purposes of the following summary, “United States Holder” is a Holder that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the U.S., (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the U.S., any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income tax regardless of the source, or (iv) a trust, if a court within the U.S. is able to exercise primary supervision over the trust’s administration and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust or if a valid election to be treated as a United States person is in effect with respect to such trust. A “Non-United States Holder” is a Holder that is neither a United States Holder nor a partnership for U.S. federal income tax purposes.

An entity or arrangement classified as a partnership for U.S. federal income tax purposes is not subject to federal income tax on income derived from holding the Notes. The U.S. federal income tax treatment of a partner in an entity or arrangement classified as a partnership for U.S. federal income tax purposes that holds the Notes generally will depend on such partner’s particular circumstances and on the activities of the partnership. If you are an entity or arrangement treated as a partnership for U.S. federal income tax purposes acquiring Notes (or a partner in such a partnership), you should consult your tax advisor about the U.S. federal income tax consequences of the acquisition, ownership and disposition of the Notes.

Our determination that the Notes are not contingent payment debt instruments is not binding on the IRS. If the IRS were to successfully challenge our determination and the Notes were treated as contingent payment debt instruments, you would be required, among other things, to accrue interest income at a rate higher than the stated interest rate on the Notes regardless of your method of tax accounting and to treat as ordinary income, rather than capital gain, any gain recognized on any sale or exchange of the Notes. Our determination that the Notes are not contingent payment debt instruments is binding on you unless you disclose your contrary position to the IRS in the manner that is required by applicable U.S. Treasury Regulations. The remainder of this summary assumes that the Notes are not treated as contingent payment debt instruments.

U.S. Federal Income Taxation of United States Holders

Stated Interest

It is anticipated, and this summary assumes, that the Notes will be issued with no more than de minimis amount of original issue discount for U.S. federal income tax purposes (such that any original discount will be ignored for U.S. federal income tax purposes). In such case, stated interest on the Notes will be taxable as ordinary interest income at the time it accrues or is received by a United States Holder in accordance with such United States Holder’s regular method of accounting for U.S. federal income tax purposes.

Disposition of Notes

Upon the sale, exchange or other taxable disposition of a Note, a United States Holder generally will recognize taxable gain or loss equal to the difference between (i) the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which is treated as interest as described above) and (ii) such Holder’s adjusted tax basis in the Note. A United States Holder’s adjusted tax basis in a Note generally will equal the cost of the Note to such Holder reduced by any return of capital as described above.

Gain or loss recognized on the sale, exchange or other taxable disposition of a Note generally will be capital gain or loss, and it will be long-term capital gain or loss if, at the time of such disposition, the United States Holder’s holding period for the Note is more than one year. Under current U.S. federal income tax law, net long-term capital gains of certain non-corporate United States Holders (including individuals) are eligible for taxation at preferential rates. The deductibility of capital losses by United States Holders is subject to limitations. Prospective United States Holders should consult their own tax advisors regarding the deductibility of capital losses in their particular situations.

Medicare Tax on Unearned Income

A 3.8% tax is imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts, in both cases to the extent that net investment income exceeds a certain threshold. Among other items, “net investment income” generally includes interest and certain net gains from the disposition of investment property such as the Notes, less certain deductions.

Prospective holders should consult their own tax advisors with respect to such tax.

U.S. Federal Income Taxation of Non-United States Holders

Payment of Interest

Subject to the discussions of backup withholding and FATCA below, payments of interest on the Notes by us or any of our agents to a Non-United States Holder will not be subject to U.S. federal withholding tax, provided that such payments are not effectively connected with the conduct of a U.S. trade or business and:

•

the Non-United States Holder does not, directly or indirectly (including by ownership of equity interests in Spire) actually or constructively own 10% or more of the total combined voting power of all classes of our stock that is entitled to vote;

•	the Non-United States Holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us (within the meaning of Section 864(d)(4) of the Code);

•	the Non-United States Holder is not a bank described in Section 881(c)(3)(A) of the Code; and

•

either (a) the beneficial owner of the Notes certifies to us or our agent on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or a suitable substitute form or successor form), under penalties of perjury, that it is not a “United States person” (as defined in the Code) and provides its name and address or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, and holds the Notes on behalf of the beneficial owner, certifies to us or our agent, under penalties of perjury, that such a certification has been received from the beneficial owner by it and furnishes us with a copy thereof.

The requirements set forth in the clauses above are known as the Portfolio Interest Exception.

If a Non-United States Holder cannot satisfy the requirements of the Portfolio Interest Exception, payments of interest made to such Non-United States Holder will be subject to a 30% U.S. federal withholding tax unless the beneficial owner of the Note provides us or our agent, as the case may be, with a properly executed:

•

IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or a suitable substitute form or successor form), claiming, under penalties of perjury, an exemption from, or reduction in, withholding under a tax treaty (a “Treaty Exemption”); or

•

IRS Form W-8ECI (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with a U.S. trade or business of the beneficial owner (in which case such interest will be subject to regular graduated U.S. tax rates as described below).

The certification requirement described above also may require a Non-United States Holder that provides an IRS form, or that claims a Treaty Exemption, to provide its U.S. taxpayer identification number.

We urge you to consult your tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

If interest on the Note is effectively connected with a U.S. trade or business of the Non-United States Holder (and if required by an applicable income tax treaty, attributable to a U.S. permanent establishment), the Non-United States Holder, although exempt from the withholding tax described above (provided that the certifications described above are satisfied), will be subject to U.S. federal income tax on such interest on a net income basis at the same rates applicable to United States persons generally. In addition, if such Holder is a foreign corporation and interest on the Note is effectively connected with its U.S. trade or business (and if required by applicable income tax treaty, attributable to a U.S. permanent establishment), such Holder may be subject to a branch profits tax equal to 30% (unless reduced by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Disposition of Notes

Subject to the discussions of backup withholding and FATCA below, no withholding of U.S. federal income tax will be required with respect to any gain or income realized by a Non-United States Holder upon the sale, exchange or other disposition of a Note.

Except with respect to accrued and unpaid interest, a Non-United States Holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of a Note unless (a) the Non-United States Holder is an individual who is present in the U.S. for a period or periods aggregating 183 or more days in the taxable year of the disposition (as determined under the Code) and certain other conditions are met, in which case the Non-United States Holder generally will be subject to a 30% tax (or such lower rate specified by any applicable income tax treaty) on the excess, if any, of such gain plus all other U.S.-source capital gains recognized during the same taxable year over the Non-United States Holder’s U.S.-source capital losses recognized during such taxable year or (b) such gain or income is effectively connected with a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), in which case such gain will be taxed on a net income basis in the same manner as interest that is effectively connected with the Non-United States Holder’s conduct of a trade or business within the U.S. (and, in the case of Non-United States Holders that are corporations, may also be subject to a 30% branch profits tax, unless such rate is reduced by an applicable income tax treaty). Accrued and unpaid interest realized on a sale, exchange or other disposition of the Note will be subject to U.S. federal income tax to the extent interest would have been subject to U.S. federal income tax as described under the caption “—U.S. Federal Income Taxation of Non-United States Holders; Payment of Interest.”

Information Reporting and Backup Withholding

United States Holders

For each calendar year in which the Notes are outstanding, we generally are required to provide the IRS with certain information, including the beneficial owner’s name, address and taxpayer identification number, the aggregate amount of interest paid to that beneficial owner during the calendar year and the amount of tax withheld, if any. This obligation does not apply, however, with respect to certain payments to United States Holders, including corporations and tax-exempt organizations, provided that they establish entitlement to an exemption.

In the event that a United States Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law, or underreports its tax liability, we, our agent or paying agents, or a broker, may be required to “backup” withhold a tax at the applicable rate (currently, 24%) of each payment of interest and principal (and premium or additional interest, if any) on the Notes and on the proceeds from a sale of the Notes. This backup withholding is not an additional tax and may be refunded or credited against the United States Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

United States Holders should consult their own tax advisors regarding their qualifications for an exemption from backup withholding and the procedure for obtaining such exemption, if applicable.

Non-United States Holders

In general, payments of interest to a Non-United States Holder on Notes will be subject to information reporting on IRS Form 1042-S and copies of applicable IRS information returns may be made available under the provisions of a specific tax treaty or agreement to the tax authorities of the country in which the Non-United States Holder resides. U.S. backup withholding tax and additional information reporting will not apply to payments on a Note or proceeds from the sale of a Note payable to a Non-United States Holder if the certification described in “—U.S. Federal Income Taxation of Non-United States Holders; Payment of Interest” is duly provided by such Non-United States Holder or the Non-United States Holder otherwise establishes an exemption, provided that the payor does not have actual knowledge or reason to know that the Holder is a United States person or that the conditions of any claimed exemption are not satisfied.

Any amounts withheld under the backup withholding tax rules from a payment to a Non-United States Holder will be allowed as a refund or a credit against such Non-United States Holder’s U.S. federal income tax liability, provided that the requisite procedures are followed.

Non-United States Holders should consult their own tax advisors regarding their particular circumstances and the availability of and procedure for, obtaining an exemption from backup withholding.

Foreign Account Tax Compliance Act

Sections 1471-1474 of the Code and the U.S. Treasury Regulations thereunder (“FATCA”) impose withholding taxes on certain types of payments made to “foreign financial institutions,” as specially defined under FATCA, and certain other non-U.S. entities. FATCA generally imposes a 30% withholding tax on (i) payments of U.S.-source interest and (ii) subject to the proposed U.S. Treasury Regulations discussed below, gross proceeds from the sale or other disposition of debt instruments that produce U.S.-source income, in each case paid to a foreign financial institution unless the foreign financial institution is deemed to be compliant with FATCA or enters into an agreement with the IRS to, among other things, undertake to identify accounts held by certain United States persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In addition, FATCA imposes a 30% withholding tax on the same types of payments to a non-financial foreign entity of a certain type unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information to the IRS or to the withholding agent regarding each substantial U.S. owner. While withholding under FATCA also would have applied to payments of gross proceeds from the sale, exchange, retirement or other taxable disposition of Notes on or after January 1, 2019, proposed U.S. Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed U.S. Treasury Regulations until they are revoked or final U.S. Treasury Regulations are issued. An intergovernmental agreement between the jurisdiction of the foreign entity and the U.S. may modify the general FATCA rules described in this paragraph. Prospective investors should consult their tax advisors regarding the application of FATCA to the acquisition, ownership or disposition of the Notes.

THE FOREGOING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF THE NOTES IN LIGHT OF THE HOLDER’S PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO ANY TAX CONSEQUENCES TO THEM FROM THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS. FURTHER, THE DISCUSSION HAS BEEN BASED UPON THE CODE, THE TREASURY REGULATIONS, THE INTERPRETATIVE RULINGS OF THE INTERNAL REVENUE SERVICE AND OTHER LEGAL GUIDANCE IN EFFECT AS OF THE DATE OF THIS PROSPECTUS SUPPLEMENT. ALL SUCH LEGAL AUTHORITIES ARE SUBJECT TO CHANGE, AND SUCH CHANGES MAY HAVE RETROACTIVE EFFECT WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in an underwriting agreement dated February 5, 2024, we and the selling securityholders have agreed to sell to each of the underwriters named below, and each of the underwriters has severally and not jointly agreed to purchase, the following respective principal amounts of the Notes:

Underwriters	Principal Amount of Notes
Wells Fargo Securities, LLC	$194,448,000
Mizuho Securities USA LLC	$77,776,000
Morgan Stanley & Co. LLC	$77,776,000

Total	$350,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the Notes in this offering if any are purchased. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of the Notes may be terminated. This offering is conditioned upon the selling securityholders first purchasing the Notes offered hereby by them from us pursuant to the securities purchase and registration rights agreement between us and the selling securityholders.

The underwriters propose to offer the Notes directly at the public offering prices on the cover page of this prospectus supplement and to selected dealers at that price less a selling concession not in excess of 0.250% of the principal amount of the Notes. In addition, the underwriters may allow, and those selected dealers may allow, to certain other dealers a concession not in excess of 0.200% of the principal amount of the Notes. After the public offering of the Notes, the underwriters may change the public offering prices, concessions and other selling terms of the Notes. Sales of the Notes made outside of the United States may be made by affiliates of the underwriters.

The following table summarizes the underwriting discount that we and the selling securityholders are to pay the underwriters in connection with this offering (expressed as a percentage of the principal amounts of the Notes).

Underwriting Discount
Per Note	0.450%
Total	$1,575,000.00

We estimate that our “out of pocket” expenses for this offering, including registration, filing, printing, legal and accounting fees and expenses, but excluding the underwriting discount, will be approximately $400,000. We have also agreed to reimburse the selling securityholders for up to $250,000 of their legal expenses.

The Notes constitute a new issue of securities with no established trading market. The underwriters have informed us that they may make a market in the Notes from time to time. The underwriters are not obligated to do this, and they may discontinue this market making for the Notes at any time without notice. Therefore, no assurance can be given concerning the liquidity of the trading market for the Notes or that an active market for the Notes will develop. We do not intend to apply for listing of the Notes on any securities exchange or automated quotation system.

In connection with the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may sell a greater principal amount of the Notes than they are required to purchase in connection with this offering, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, Notes in the open market to cover syndicate short positions or to stabilize the price of the Notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Notes in this offering, if the syndicate repurchases previously distributed Notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. Neither we, any of the underwriters nor any of the selling securityholders make any representations or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. The underwriters are not required to engage in any of these transactions and may end any of them at any time.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased Notes sold by or for the account of such other underwriter in stabilizing or short-covering transactions.

In the underwriting agreement, we have agreed that from and including the date of this prospectus supplement through and including the closing of this offering or the date of the termination of the fixed price offering restrictions applicable to the underwriters, whichever is earlier, we will not, without the prior written consent of the underwriters, issue, offer, pledge, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option or right to sell or otherwise transfer or dispose of any of our debt securities that are similar to the Notes or any securities convertible into or exercisable or exchangeable for any of our debt securities that are similar to the Notes (other than the Notes issued under the securities purchase and registration rights agreement between us and the selling securityholders). We have agreed to indemnify the several underwriters and the selling securityholders against certain liabilities, including liabilities under the Securities Act of 1933 or contribute to payments that each underwriter or selling securityholder may be required to make in respect thereof.

It is expected that delivery of the Notes will be made against payment for the Notes on or about the date specified on the cover page of this prospectus supplement, which is the fifth business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+5”). Under Rule 15(c)6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of this prospectus supplement or the next two succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of this prospectus supplement or the next two succeeding business days should consult their own advisors.

The securities offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus come are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Certain of the underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In particular, certain affiliates of the underwriters are lenders under our credit facility and some of them are dealers under our commercial paper program.

In addition, from time to time, certain of the underwriters, the selling securityholders and their respective affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and they may do so in the future. In addition, in the ordinary course of their various business activities, the underwriters, the selling securityholders and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve our securities and instruments of ours or our affiliates. The underwriters, the selling securityholders and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Conflicts of Interest

Each of the selling securityholders is also an underwriter. Each of Wells Fargo Securities, LLC, Mizuho Securities USA LLC and Morgan Stanley & Co. LLC will receive 5% or more of the proceeds of this offering. Accordingly, this offering is being conducted in compliance with the provisions of FINRA Rule 5121. Such entities are not permitted to sell the Notes in this offering to an account over which they exercise discretionary authority without the prior specific written approval of the customer to which such account relates.

Selling Restrictions

Notice to Prospective Investors in the United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000, as amended (the “FSMA”), and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA and regulations made thereunder (the “UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of the Notes in the UK will be made pursuant to an exemption under the FSMA and the UK Prospectus Regulation from the requirement to publish a prospectus for offers of the Notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for purposes of the FSMA or the UK Prospectus Regulation.

This prospectus supplement and the accompanying prospectus are for distribution only to persons who are qualified investors (as defined in the UK Prospectus Regulation) and (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the UK or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in the European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended or superseded, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the Notes in any member state of the European Economic Area will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The contents of this prospectus supplement and the accompanying prospectus have not been reviewed or approved by any regulatory authority in Hong Kong. The Notes may not be offered or sold and will not be offered and sold in Hong Kong by means of any document other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder or (b) in other circumstances that do not (i) result in such document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “Companies Ordinance”) or (ii) constitute an offer to the public within the meaning of the Companies Ordinance. No advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person or entity for the purpose of issue (in each case whether in Hong Kong or elsewhere) that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Japan

The Notes have not been, and will not be, registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “Financial Instruments and Exchange Law”) and the Notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus under the Securities and Futures Act 2001 (the “SFA”) by the Monetary Authority of Singapore, and the offer of the Notes in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor as defined in Section 4A of the SFA (an “Institutional Investor”) pursuant to Section 274 of the SFA, (b) to an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”) or other relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 or (c) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.

Where the Notes are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person that is:

•

a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

•	a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation, and the beneficiaries’ rights and interest (howsoever described) in that trust, shall not be transferred within six months after such corporation or such trust has subscribed for or acquired the Notes except:

•

to an Institutional Investor, or an Accredited Investor or Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(c)(ii) of the SFA (in the case of that trust);

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 276(7) of the SFA; or

•	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the Notes. The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Taiwan

The Notes have not been, and will not be, registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner that would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate this offering or sale of the Notes in Taiwan.

Notice to Prospective Investors in United Arab Emirates

The Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre and the Dubai Financial Centre) other than in compliance with the laws of the United Arab Emirates, the Abu Dhabi Global Market and the Dubai International Financial Centre governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre and the Dubai Financial Centre) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority or the Dubai Financial Services Authority.

EXPERTS

The financial statements of Spire Inc. and subsidiaries as of September 30, 2023 and 2022, and for each of the three years in the period ended September 30, 2023, incorporated by reference in this prospectus supplement, and the effectiveness of Spire Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, incorporated by reference in this prospectus supplement. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain additional legal matters in connection with this offering will be passed upon for us by Matthew J. Aplington, who serves as our Chief Legal Officer, and Stinson LLP, Kansas City, Missouri. Mr. Aplington is a salaried employee and earns stock-based compensation on our common stock. As of December 31, 2023, Mr. Aplington beneficially owned 1,679 shares of our common stock. Pursuant to various stock and employee benefit plans, Mr. Aplington is eligible to purchase and receive shares of our common stock and to receive options to purchase shares of our common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Bracewell LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file annual, quarterly and current reports and other information with the SEC. These SEC filings are available on the Internet at the SEC’s web site at “http://www.sec.gov” or on our own website at “http://www.spireenergy.com.” Information contained on our website does not constitute part of this prospectus supplement or the accompanying prospectus.

Incorporation by Reference

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with the SEC, which means we can disclose important information by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement and information that we file later with the SEC will automatically update and supersede this information. Our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q listed below have been filed with the SEC on a combined basis by us and our subsidiaries, Spire Missouri and Spire Alabama, and we expect to do the same in future annual and quarterly reports filed with the SEC. We are only incorporating by reference herein from such filings the information that relates to us and, where required, the information that relates to Spire Missouri and Spire Alabama. We incorporate by reference the documents listed below. Additional documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering of the Notes are also incorporated herein and in the accompanying prospectus by reference. These documents contain important information about us and our finances. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

SEC Filings (File No. 1-16681)	Period or Date Filed

Annual Report on Form 10-K	Fiscal year ended September 30, 2023

Quarterly Report on Form 10-Q	Quarter ended December 31, 2023

Current Reports on Form 8-K	Filed on January 3, 2024, January 9, 2024, January 19, 2024 and January 31, 2024

You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Spire Inc.

Attn: Investor Relations

700 Market Street, 4th Floor

St. Louis, Missouri 63101

(314) 342-0878

PROSPECTUS

SPIRE INC.

Senior Debt Securities

Junior Subordinated Debt Securities

Preferred Stock

Common Stock

Depositary Shares

Stock Purchase Contracts

Stock Purchase Units

We may offer for sale, from time to time, either separately or together in any combination, the securities described in this prospectus. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We may sell the offered securities through the solicitation of proposals of underwriters or dealers to purchase the offered securities, through underwriters or dealers on a negotiated basis, through agents or directly to a limited number of purchasers or to a single purchaser. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. Please see the “Plan of Distribution” section of this prospectus.

Investing in our securities involves risks that are described in the “Risk Factors” section of this prospectus as well as in our annual, quarterly, and current reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are incorporated by reference into this prospectus.

Our common stock trades on the New York Stock Exchange under the symbol “SR.”

Our address is 700 Market Street, St. Louis, Missouri 63101 and our telephone number is 314-342-0500.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 9, 2022

This prospectus, any prospectus supplement and any free writing prospectus we authorize contain and incorporate by reference information that you should consider when making your investment decision. We have not authorized anyone to provide you with any information other than information incorporated by reference or provided in this prospectus, any prospectus supplement and any free writing prospectus. We can take no responsibility for, and can provide no assurances as to the reliability of, any information that others may give you. We will not make an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or the documents incorporated by reference herein or therein is accurate as of any date other than the date on the front of the applicable document. Our business, financial condition, result of operations, and prospects may have changed since those dates.

The distribution of this prospectus may be restricted by law in certain jurisdictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

The terms “we,” “our,” “us” and “Spire” refer to Spire Inc. and its subsidiaries unless the context suggests otherwise. The term “you” refers to a prospective investor.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration process, we may offer and sell, from time to time, any combination of securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. The registration statement we filed with the SEC of which this prospectus is a part includes or incorporates by reference exhibits that provide more detail on descriptions of matters discussed in this prospectus. Each time we offer and sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should read and carefully consider the risk factors described in our annual, quarterly and current reports filed with the SEC, which are incorporated by reference into this prospectus, as well as other information we include or incorporate by reference in this prospectus before making an investment decision. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular types of securities we are offering under that prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and other information with the SEC. These SEC filings are available on the Internet at the SEC’s web site at “http://www.sec.gov” or on our own website at “http://www.spireenergy.com.” Information contained on our website does not constitute part of this prospectus.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means we can disclose important information by referring you to those documents. The information we incorporate by reference is an important part of this prospectus or any prospectus supplement relating to an offering of our securities and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 and 15 of the Exchange Act from the time we file the registration statement of which this prospectus is a part until the termination of all offerings under such registration statement. These documents contain important information about us and our finances. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

SEC Filings (File No.1-16681)	Period/Date
Annual Report on Form 10-K	Year ended September 30, 2021
Quarterly Reports on Form 10-Q	Quarters ended December 31, 2021 and March 31, 2022
Current Reports on Form 8-K	November 12, 2021, November 19, 2021, December 6, 2021 and December 7, 2021
Current Report on Form 8-K/A	January 27, 2022

You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Spire Inc.

Attn: Investor Relations

700 Market Street, 6th Floor

St. Louis, Missouri 63101

(314) 342-0878

FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus and the information incorporated by reference herein, excluding historical information, include forward-looking statements. Certain words, such as “may,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek,” “target” and similar words and expressions identify forward-looking statements that involve uncertainties and risks. Future developments may not be in accordance with our current expectations or beliefs and the effect of future developments may not be those anticipated. Among the factors that may cause results or outcomes to differ materially from those contemplated in any forward-looking statement are:

•	Weather conditions and catastrophic events, particularly severe weather in U.S. natural gas producing areas;

•	Impacts related to the COVID-19 pandemic and uncertainties as to their continuing duration and severity;

•

Volatility in gas prices, particularly sudden and sustained changes in natural gas prices, including the related impact on margin deposits associated with the use of natural gas derivative instruments, and the impact on our competitive position in relation to suppliers of alternative heating sources, such as electricity;

•

Changes in gas supply and pipeline availability, including as a result of decisions by natural gas producers to reduce production or shut in producing natural gas wells and expiration or termination of existing supply and transportation arrangements that are not replaced with contracts with similar terms and pricing (including as a result of a failure of the Spire STL Pipeline to secure permanent authorization from the FERC), as well as other changes that impact supply for and access to the markets in which our subsidiaries transact business;

•	Acquisitions may not achieve their intended results;

•	Legislative, regulatory and judicial mandates and decisions, some of which may be retroactive, including those affecting:

•	allowed rates of return and recovery of prudent costs,

•	incentive regulation,

•	industry structure,

•	purchased gas adjustment provisions,

•	rate design structure and implementation,

•	capital structures established for rate-setting purposes,

•	regulatory assets,

•	non-regulated and affiliate transactions,

•	franchise renewals,

•	authorization to operate facilities,

•	environmental or safety matters, including the potential impact of legislative and regulatory actions related to climate change and pipeline safety and security,

•	taxes,

•	pension and other postretirement benefit liabilities and funding obligations, or

•	accounting standards;

•	The results of litigation;

•

The availability of and access to, in general, funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) operating cash flow, or (iii) access to the capital markets;

•	Retention of, ability to attract, ability to collect from, and conservation efforts of, customers;

•	Our ability to comply with all covenants in our indentures and credit facilities, any violations of which, if not cured in a timely manner, could trigger a default of our obligation;

•	Energy commodity market conditions;

•	Discovery of material weakness in internal controls;

•	The disruption, failure or malfunction of our operational and information technology systems, including due to cyberattacks; and

•

Employee workforce issues, including but not limited to labor disputes, the inability to attract and retain key talent, and future wage and employee benefit costs, including costs resulting from changes in discount rates and returns on benefit plan assets.

You are urged to consider the risks, uncertainties and other factors that could affect our business as described in this prospectus and the information incorporated by reference herein. All forward-looking statements made or incorporated by reference in this prospectus rely upon the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. We do not, by including this statement, assume any obligation to review or revise any particular forward-looking statement in light of future events.

SPIRE

Spire, with its principal office in St. Louis, Missouri, is a public utility holding company whose primary business is the safe and reliable delivery of natural gas service to more than 1.7 million residential, commercial and industrial customers across Missouri, Alabama and Mississippi. We have two key business segments: Gas Utility and Gas Marketing. The Gas Utility segment consists of our natural gas utilities: Spire Missouri Inc. (serving eastern and western Missouri, including the St. Louis and Kansas City regions), Spire Alabama Inc. (serving central and northern Alabama, including Birmingham and Montgomery), Spire Gulf Inc. (serving southwestern Alabama, including Mobile) and Spire Mississippi Inc. (serving south-central Mississippi, including Hattiesburg). Our natural gas-related businesses include the following entities: Spire Marketing Inc. (“Marketing”), Spire STL Pipeline LLC (“Pipeline”) and Spire Storage West LLC (“Storage”). Marketing provides natural gas marketing services across the United States. Pipeline owns and operates a 65-mile FERC-regulated pipeline connecting the Rockies Express Pipeline in Scott County, Illinois, to delivery points in St. Louis County, Missouri, including Spire Missouri Inc.’s storage facility. Storage provides physical natural gas storage services and is strategically located near the Opal hub and interconnects with five interstate pipelines serving a wide range of natural gas markets throughout the Rockies and western United States.

Our principal offices are located at 700 Market Street, St. Louis, Missouri, 63101 and our telephone number is 314-342-0500.

USE OF PROCEEDS

Unless we state otherwise in any applicable prospectus supplement, we intend to use the net proceeds from any sale of the offered securities for general corporate purposes, including for working capital, repaying indebtedness, and funding capital projects.

We may set forth additional information on the use of net proceeds from a particular offering of securities in the prospectus supplement relating to that offering.

DESCRIPTION OF DEBT SECURITIES

General

The description below contains summaries of selected provisions of the indentures, including supplemental indentures, under which the unsecured debt securities will be issued. These summaries are not complete. The indentures and the form of the supplemental indentures applicable to the debt securities are exhibits to the registration statement of which this prospectus is a part. You should read them for provisions that may be important to you.

We are not required to issue future issues of indebtedness under the indentures described in this prospectus. We are free to use other indentures or documentation, containing provisions different from those described in this prospectus, in connection with future issues of other indebtedness not under the registration statement of which this prospectus is a part.

The debt securities will be represented either by global senior debt securities registered in the name of a securities depositary, or by securities in certificated form issued to the registered owners, as set forth in the applicable prospectus supplement.

Unless otherwise provided, we may reopen a series without the consent of the holders of the debt securities of that series for issuance of additional debt securities of that series. Unless otherwise described in the applicable prospectus supplement, neither indenture described above limits or will limit the aggregate amount of debt, including secured debt, we or our subsidiaries may incur.

The following briefly summarizes the material provisions of the indentures and the debt securities. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. The indentures have been filed as exhibits to the registration statement of which this prospectus is a part. Copies of the indentures may also be obtained from us or the applicable trustee.

The applicable prospectus supplement relating to any series of debt securities will describe the following terms, where applicable:

•	the title of the debt securities;

•	whether the debt securities will be senior or subordinated debt;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

•	the maturity date or dates or the method of determining the maturity date or dates;

•	the interest rate or the method of computing the interest rate;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

•	the location where payments on the debt securities will be made;

•	the terms and conditions on which the debt securities may be redeemed at our option;

•	any of our obligations to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

•	any provisions for the discharge of our obligations relating to the debt securities by deposit of funds or United States government obligations;

•	whether the debt securities are to trade in book-entry form and the terms and any conditions for exchanging the global security in whole or in part for paper certificates;

•	any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities;

•	any additional events of default; and

•	any other specific terms of the debt securities.

Federal income tax consequences and other special considerations applicable to any debt securities issued by us at a discount may be described in the applicable prospectus supplement.

Book-Entry Securities. We may issue some or all of the debt securities as book-entry securities. Any such book-entry securities will be represented by one or more fully registered global certificates. We will register each global security with or on behalf of a securities depositary identified in the applicable prospectus supplement. Each global security will be deposited with the securities depositary or its nominee or a custodian for the securities depositary.

Registration, Transfer and Exchange. Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities will initially be issued in the form of one or more global securities, in registered form, without coupons, as described above under “Book-Entry Securities.” Except in the circumstances described in the applicable prospectus supplement, owners of beneficial interests in a global security will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of any debt securities and will not be considered the registered holders thereof under the debt indenture.

Debt securities of any series will be exchangeable for other debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Subject to the terms of the applicable indenture and the limitations applicable to global securities, debt securities may be presented for exchange or registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of any security registrar we may designate for that purpose, without service charge but upon payment of any taxes and other governmental charges as described in the applicable indenture.

Unless otherwise indicated in the applicable prospectus supplement, the security registrar will be the trustee under the applicable indenture. We may at any time designate additional security registrars or rescind the designation of any security registrar or approve a change in the office through which any security registrar acts, except that we will be required to maintain a security registrar in each place of payment for the debt securities of each series.

Payment and Paying Agents. Principal of and interest and premium, if any, on debt securities issued in the form of global securities will be paid in the manner described in the applicable prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, the principal of and any premium and interest on debt securities of a particular series in the form of certificated securities will be payable at the office of the trustee or at the authorized office of any paying agent or paying agents upon presentation and surrender of such debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All monies we pay to a trustee or a paying agent for the payment of the principal of, and premium or interest, if any, on, any debt security that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us. The holder of such debt security thereafter may look only to us for payment thereof, subject to the laws of unclaimed property.

Redemption. Any terms for the optional or mandatory redemption of the debt securities will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, debt securities will be redeemable by us only upon notice not less than 30 (or, in the case of junior subordinated debt securities, 20) nor more than 60 days prior to the date fixed for redemption, and, if less than all the debt securities of a series are to be redeemed, the particular debt securities to be redeemed will be selected by the method provided for that particular series, or in the absence of any such provision, by the trustee in the manner it deems fair and appropriate and, in the case of debt securities issued in the form of global securities, in accordance with the depositary’s applicable procedures.

Any notice of redemption at our option may state that redemption will be conditional upon receipt by the trustee or the paying agent or agents, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest on, the debt securities and that if that money has not been so received, the notice will be of no force and effect and we will not be required to redeem the debt securities.

Annual Notice to Trustee. We will provide to each trustee an annual statement by an appropriate officer as to our compliance with all conditions and covenants under the applicable indenture.

Notices. Notices to holders of debt securities will be given by mail to the addresses of the holders as they may appear in the security register for the applicable debt securities.

Title. We, the trustee, and any agents of us or the trustee, may treat the person in whose name debt securities are registered as the absolute owner of those debt securities, whether or not those debt securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary.

Governing Law. Each indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustees. Regions Bank is the trustee under the senior debt indenture. U.S. Bank Trust Company, National Association is the trustee under the subordinated debt indenture. These banks have provided to us and our affiliates, and may provide from time to time in the future, certain commercial banking and other services in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. In particular, these banks or their affiliates are lenders under our and our affiliates’ credit facilities.

A trustee may resign at any time by giving written notice to us or may be removed at any time by act of the holders of a majority in principal amount of all series of debt securities then outstanding delivered to the trustee and us. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee.

Each indenture provides that our obligations to compensate the trustee and reimburse the trustee for expenses, disbursements and advances will be secured by a lien prior to that of the applicable senior debt securities upon the property and funds held or collected by the trustee as such, except funds held in trust for the payment of principal of, or interest, if any, on, such securities.

Consolidation, Merger or Sale of Assets. Each indenture provides that we will not consolidate with or merge into, or sell, lease or convey our property as an entirety or substantially as an entirety to any other person unless the successor corporation assumes our obligations under the debt securities and the indentures and is organized and existing under the laws of the United States, any state thereof or the District of Columbia.

Senior Debt Securities

General. The senior debt securities will be unsecured and, except as set forth under “—Senior Debt Securities Issued as Part of Equity Units” below, issued under the senior debt indenture between us and Regions

Bank and, unless otherwise specified in the applicable prospectus supplement, will rank equally with our other unsecured and senior indebtedness. The senior debt indenture does not limit the aggregate principal amount of senior debt securities that may be issued under the senior debt indenture. The following summaries of some important provisions of the senior debt indenture (including its supplements) are not complete and are subject to, and qualified in their entirety by, all of the provisions of the senior debt indenture, which is an exhibit to the registration statement of which this prospectus is a part. At March 31, 2022, we had outstanding $830.0 million principal amount of senior notes issued as senior debt securities under the senior debt indenture.

Ranking. The senior debt securities will be our direct unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated debt.

We are a holding company that derives substantially all of our income from our operating subsidiaries and primarily from our utility subsidiaries. As a result, our cash flows and consequent ability to service our debt, including the senior debt securities, are dependent upon the earnings of our subsidiaries and distribution of those earnings to us and other payments or distributions of funds by our subsidiaries to us, including payments of principal and interest under intercompany indebtedness. Our operating subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions (except for payments required under the terms of intercompany indebtedness) to us or to otherwise pay amounts due with respect to the senior debt securities or to make specific funds available for such payments. Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances. Furthermore, except to the extent we have a priority or equal claim against our subsidiaries as a creditor, the senior debt securities will be effectively subordinated to debt and preferred stock at the subsidiary level because, as the direct or indirect common shareholder of our subsidiaries, we will be subject to the prior claims of creditors and holders of preferred stock of our subsidiaries.

Events of Default. Each of the following will constitute an event of default under the senior debt indenture with respect to senior debt securities of any series:

•	failure to pay principal of or premium, if any, on any senior debt security of that series, as the case may be, within three business days after maturity;

•	failure to pay interest on the senior debt securities of such series within 60 days after the same becomes due and payable;

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failure to perform or breach of any of our other covenants or warranties in the senior debt indenture (other than a covenant or warranty solely for the benefit of one or more series of senior debt securities other than that series) for 90 days after written notice to us by the trustee or to us and the trustee by the holders of at least 33% in aggregate principal amount of the outstanding senior debt securities of that series;

•	certain events of bankruptcy, insolvency, reorganization, assignment or receivership; or

•	any other event of default specified in the applicable prospectus supplement with respect to senior debt securities of a particular series.

No event of default with respect to the senior debt securities of a particular series necessarily constitutes an event of default with respect to the senior debt securities of any other series issued under the senior debt indenture.

If an event of default with respect to any series of senior debt securities occurs and is continuing, then either the trustee for such series or the holders of at least 33% in aggregate principal amount of the outstanding senior debt securities of that series, by notice in writing, may declare the principal amount of and interest on all of the senior debt securities of that series to be due and payable immediately. However, if the event of default applies to more than one series of senior debt securities under the senior debt indenture, the trustee for that series or the holders of at least 33% in aggregate principal amount of the outstanding senior debt securities of all those series, considered as one class, and not the holders of the senior debt securities of any one of such series, may make such declaration of acceleration.

At any time after an acceleration with respect to the senior debt securities of any series has been declared, but before a judgment or decree for the payment of the money due has been obtained, the event or events of default giving rise to such acceleration will be considered waived, and the acceleration will be considered rescinded and annulled, if

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we pay or deposit with the trustee for such series a sum sufficient to pay all matured installments of interest on all senior debt securities of that series, the principal of and premium, if any, on the senior debt securities of that series that have become due otherwise than by acceleration and interest, if any, thereon at the rate or rates specified in such senior debt securities, interest, if any, upon overdue installments of interest at the rate or rates specified in such senior debt securities, to the extent that payment of such interest is lawful, and all amounts due to the trustee for that series under the senior debt indenture; or

•	any other event or events of default with respect to the senior debt securities of such series have been cured or waived as provided in the senior debt indenture.

However, no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or impair any related right.

There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization.

Other than its duties in case of an event of default, the trustee is not obligated to exercise any of its rights or powers under the senior debt indenture at the request, order or direction of any of the holders, unless the holders offer the trustee a reasonable indemnity. If they provide a reasonable indemnity, the holders of a majority in principal amount of any series of senior debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee. However, if the event of default relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction. The trustee is not obligated to comply with directions that conflict with law or other provisions of the senior debt indenture.

No holder of senior debt securities of any series will have any right to institute any proceeding under the senior debt indenture, or to exercise any remedy under the senior debt indenture, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default;

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the holders of a majority in aggregate principal amount of the outstanding senior debt securities of all series in respect of which an event of default shall have occurred and be continuing have made a written request to the trustee and have offered reasonable indemnity to the trustee to institute proceedings; and

•	the trustee has failed to institute any proceeding for 60 days after notice and has not received any direction inconsistent with the written request of holders during that period.

However, the limitations discussed above do not apply to a suit by a holder of a debt security for payment of the principal of, or premium, if any, or interest, if any, on, a senior debt security on or after the applicable due date.

Modification and Waiver. We and the trustee may enter into one or more supplemental indentures without the consent of any holder of senior debt securities for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the senior debt indenture and in the senior debt securities;

•	to add additional covenants or to surrender any of our rights or powers under the senior debt indenture;

•	to add additional events of default;

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to change, eliminate, or add any provision to the senior debt indenture; provided, however, if the change, elimination, or addition will adversely affect the interests of the holders of senior debt securities of any series in any material respect, such change, elimination, or addition will become effective only:

•	when the consent of the holders of senior debt securities of such series has been obtained in accordance with the senior debt indenture; or

•	when no debt securities of the affected series remain outstanding under the senior debt indenture;

•	to provide collateral security for all but not part of the senior debt securities;

•	to establish the form or terms of senior debt securities of any other series as permitted by the senior debt indenture;

•	to provide for the authentication and delivery of bearer securities and coupons attached thereto;

•	to evidence and provide for the acceptance of appointment of a successor trustee;

•	to provide for the procedures required for use of a noncertificated system of registration for the senior debt securities of all or any series;

•	to change any place where principal, premium, if any, and interest shall be payable, debt securities may be surrendered for registration of transfer or exchange and notices to us may be served; or

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to cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the senior debt indenture; provided that such action shall not adversely affect the interests of the holders of senior debt securities of any series in any material respect.

The holders of a majority in aggregate principal amount of the senior debt securities of all series then outstanding may waive our compliance with certain restrictive provisions of the senior debt indenture. The holders of a majority in principal amount of the outstanding senior debt securities of any series may waive any past default under the senior debt indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the senior debt indenture that cannot be modified or be amended without the consent of the holder of each outstanding senior debt security of the series affected.

If the Trust Indenture Act of 1939 is amended after the date of the senior debt indenture in such a way as to require changes to the senior debt indenture, the senior debt indenture will be deemed to be amended so as to conform to the amendment of the Trust Indenture Act of 1939. We and the trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence such an amendment.

The consent of the holders of a majority in aggregate principal amount of the senior debt securities of all series then outstanding is required for all other modifications to the senior debt indenture. However, if less than all of the series of senior debt securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of all series that are directly affected will be required. No such amendment or modification may:

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change the stated maturity of the principal of, or any installment of principal of or interest on, any senior debt security, or reduce the principal amount of any senior debt security or its rate of interest or change the method of calculating such interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any senior debt security, without the consent of the holder;

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reduce the percentage in principal amount of the outstanding senior debt securities of any series whose consent is required for any supplemental indenture or any waiver of compliance with a provision of the senior debt indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series; or

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modify certain of the provisions of the senior debt indenture relating to supplemental indentures, waivers of certain covenants and waiver of past defaults with respect to the senior debt securities of any series, without the consent of the holder of each outstanding senior debt security affected thereby.

A supplemental indenture that changes the senior debt indenture solely for the benefit of one or more particular series of senior debt securities, or modifies the rights of the holders of senior debt securities of one or more series, will not affect the rights under the senior debt indenture of the holders of the senior debt securities of any other series.

The senior debt indenture provides that senior debt securities owned by us, any of our affiliates or anyone else required to make payment on the senior debt securities shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent.

We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other act of the holders, but we shall have no obligation to do so. If a record date is fixed for that purpose, the request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding senior debt securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding senior debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder shall bind every future holder of the same senior debt securities and the holder of every senior debt security issued upon the registration of transfer of or in exchange for those senior debt securities. A transferee will be bound by acts of the trustee or us taken in reliance upon an act of holders whether or not notation of that action is made upon that senior debt security.

Satisfaction and Discharge. We will be discharged from our obligations on the senior debt securities of a particular series, or any portion of the principal amount of the senior debt securities of such series, if we irrevocably deposit with the trustee sufficient cash or government securities to pay the principal, or portion of principal, interest, any premium and any other sums when due on the senior debt securities of such series at their maturity, stated maturity date, or redemption.

The indenture will be deemed satisfied and discharged when no senior debt securities remain outstanding and when we have paid all other sums payable by us under the senior debt indenture.

Senior Debt Securities Issued as Part of Equity Units. Notwithstanding the foregoing, senior debt securities issued as part of equity units will be issued under the senior debt indenture between us and U.S. Bank Trust Company, National Association, which is an exhibit to the registration statement of which this prospectus is a part. The terms of the indenture and such senior debt securities will be more fully described in the applicable prospectus supplement. At March 31, 2022, we had outstanding $175.0 million principal amount of senior notes issued as senior debt securities and part of equity units under this senior debt indenture.

Junior Subordinated Debt Securities

General. The junior subordinated debt securities will be unsecured and issued under the junior subordinated debt indenture between us and U.S. Bank Trust Company, National Association and, unless otherwise specified in the applicable prospectus supplement, will rank equally with our other unsecured and subordinated indebtedness. The junior subordinated debt indenture does not limit the aggregate principal amount of junior subordinated debt securities that may be issued under the junior subordinated debt indenture. The following summaries of some important provisions of the junior subordinated debt indenture (including its supplements) are not complete and are subject to, and qualified in their entirety by, all of the provisions of the junior subordinated debt indenture, which is an exhibit to the registration statement of which this prospectus is a part. At March 31, 2022, we had no junior subordinated debt securities outstanding.

Subordination. Unless otherwise specified in the applicable prospectus supplement, the junior subordinated debt securities will rank subordinated and junior in right of payment, to the extent set forth in the junior subordinated indenture, to all of our “priority indebtedness.”

“Priority Indebtedness” means the principal, premium, interest and any other payment in respect of any of the following:

•	all of our current and future indebtedness for borrowed or purchase money whether or not evidenced by notes, debentures, bonds or other similar written instruments;

•	our obligations under synthetic leases, finance leases and capitalized leases;

•	our obligations for reimbursement under letters of credit, surety bonds, banker’s acceptances, security purchase facilities or similar facilities issued for our account;

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any of our other indebtedness or obligations with respect to derivative contracts, including commodity contracts, interest rate, commodity and currency swap agreements, forward contracts and other similar agreements or arrangements; and

•	all indebtedness of others of the kinds described in the preceding categories which we have assumed, endorsed or guaranteed or with respect to which we have a similar contingent obligation.

However, “Priority Indebtedness” will not include trade accounts payable, accrued liabilities arising in the ordinary course of business, indebtedness to our subsidiaries, and any other indebtedness that effectively by its terms, or expressly provides that it, ranks on parity with, or junior to, the junior subordinated debt securities.

If we default in the payment of principal of or interest on any priority indebtedness when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the junior subordinated debt securities issued under the junior subordinated debt indenture. If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us, our creditors or our property, then all priority indebtedness must be paid in full before any payment may be made to any holders of junior subordinated debt securities. Holders of junior subordinated debt securities must return and deliver any payments received by them directly to the holders of priority indebtedness until all priority indebtedness is paid in full.

The junior subordinated debt indenture does not limit the total amount of priority indebtedness that may be issued.

Events of Default. The junior subordinated debt indenture provides that events of default regarding any series of junior subordinated debt securities include the following events that shall have occurred and be continuing:

•	failure to pay required interest on the series of junior subordinated debt securities for 30 days;

•	failure to pay when due principal on the series of junior subordinated debt securities;

•	failure to perform, for 90 days after notice, any other covenant in the junior subordinated indenture applicable to the series of junior subordinated debt securities; and

•	certain events of bankruptcy or insolvency, whether voluntary or not.

If an event of default regarding junior subordinated debt securities of any series should occur and be continuing, either the junior subordinated debt securities trustee or the holders of at least 25% in total principal amount of outstanding junior subordinated debt securities of a series may declare each junior subordinated debt security of that series immediately due and payable.

Holders of a majority in total principal amount of the outstanding junior subordinated debt securities of any series will be entitled to control certain actions of the junior subordinated debt securities trustee and to waive past defaults regarding that series. The trustee generally will not be required to take any action requested, ordered or directed by any of the holders of junior subordinated debt securities, unless one or more of those holders shall have offered to the trustee reasonable security or indemnity.

Before any holder of any series of junior subordinated debt securities may institute action for any remedy, except payment on that holder’s junior subordinated debt securities when due, the holders of not less than a majority in principal amount of the junior subordinated debt securities of that series outstanding must request the junior subordinated debt securities trustee to take action. Holders must also offer and give the junior subordinated debt securities trustee satisfactory security and indemnity against liabilities incurred by the trustee for taking that action.

We are required to annually furnish the junior subordinated debt securities trustee a statement as to our compliance with all conditions and covenants under the junior subordinated debt indenture. The junior subordinated debt securities trustee is required, within 90 days after the occurrence of a default with respect to a series of junior subordinated debt securities, to give notice of all defaults affecting that series of junior subordinated debt securities to each holder of such series. However, the junior subordinated debt indenture provides that the junior subordinated debt securities trustee may withhold notice to the holders of the junior subordinated debt securities of any series of any default affecting such series, except payment of principal and interest on holders’ junior subordinated debt securities when due, if we, in some cases with the trustee’s input, consider withholding notice to be in the interests of the holders of the junior subordinated debt securities of that series.

Modification and Waiver. The junior subordinated debt indenture permits us and the junior subordinated debt securities trustee to enter into supplemental indentures without the consent of the holders of the junior subordinated debt securities to:

•	establish the form and terms of any series of securities under the junior subordinated debt indenture;

•	secure the notes or debentures with property or assets;

•	evidence the succession of another corporation to us, and the assumption by the successor corporation of our obligations, covenants and agreements under the subordinated indenture;

•	add covenants from us for the benefit of the holders of the junior subordinated debt securities;

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add or change any of the provisions of the junior subordinated debt indenture to permit or facilitate the issuance of junior subordinated debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

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change or eliminate any provisions of the junior subordinated debt indenture; provided, however, that any such change or elimination shall become effective only when there are no junior subordinated debt securities of any series outstanding created prior to the execution of such supplemental indenture which are entitled to the benefit of such provision;

•	qualify, or maintain the qualification of, the junior subordinated debt indenture under the Trust Indenture Act of 1939, as amended;

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cure any ambiguity or correct or supplement any provision in the junior subordinated debt indenture or any supplement to the junior subordinated debt indenture, provided that the action does not adversely affect the interests of the holders of the junior subordinated debt securities in any material respect; and

•	evidence and provide for the acceptance of a successor trustee.

The junior subordinated debt indenture also permits us and the junior subordinated debt securities trustee, with the consent of the holders of a majority in total principal amount of the junior subordinated debt securities of all series then outstanding and affected (voting as one class), to change in any manner the provisions of the junior subordinated debt indenture or modify in any manner the rights of the holders of the junior subordinated debt securities of each such affected series. We and the trustee may not, without the consent of the holder of each of the junior subordinated debt securities affected, enter into any supplemental indenture to:

•	change the time of payment of the principal;

•	reduce the principal amount of the junior subordinated debt securities;

•	reduce the rate or extend the time of payment of interest on the junior subordinated debt securities;

•	reduce any amount payable upon redemption of the subordinated debt securities;

•	modify the provisions with respect to the subordination of outstanding junior subordinated debt securities of any series in a manner adverse to the holders thereof; or

•	impair the right to institute suit for the enforcement of any payment on any junior subordinated debt securities when due.

In addition, no modification may reduce the percentage in principal amount of the junior subordinated debt securities of the affected series, the consent of whose holders is required for that modification or for any waiver provided for in the junior subordinated debt indenture.

Before the acceleration of the maturity of any junior subordinated debt securities, the holders, voting as one class, of a majority in total principal amount of the junior subordinated debt securities with respect to which a default or event of default has occurred and is continuing, may, on behalf of the holders of all such affected junior subordinated debt securities, waive any past default or event of default and its consequences, except a default or event of default in the payment of the principal or interest or in respect of a covenant or provision of the applicable indenture or of any junior subordinated debt securities that cannot be modified or amended without the consent of the holder of each of the junior subordinated debt securities affected.

Satisfaction and Discharge. The junior subordinated debt indenture provides that, at our option, we will be discharged from all obligations in respect of the junior subordinated debt securities of a particular series then outstanding (except for certain obligations to register the transfer of or exchange the junior subordinated debt securities of that series, to replace stolen, lost or mutilated junior subordinated debt securities of that series, and to maintain paying agencies) if all of the securities of such series have become due and payable, or are to become due and payable within one year, and we, in each case, irrevocably deposit in trust with the relevant trustee money and/or securities backed by the full faith and credit of the United States that through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal and interest on the junior subordinated debt securities of that series on the stated maturities of the junior subordinated debt securities in accordance with the terms thereof.

DESCRIPTION OF CAPITAL STOCK

General

The following descriptions of our preferred and common stock and the relevant provisions of our articles of incorporation and bylaws are summaries. These summaries are qualified by reference to (1) our articles of incorporation and bylaws that have been previously filed with the SEC and are exhibits to the registration statement of which this prospectus is a part and (2) the applicable provisions of The General and Business Corporation Law of Missouri.

Under our articles of incorporation, we are authorized to issue up to 75,000,000 shares of capital stock, consisting of 70,000,000 shares of common stock, $1.00 par value per share, and 5,000,000 shares of preferred stock, $25.00 par value per share. Our Board of Directors (the “Board”) has designated 10,000 shares of the preferred stock as 5.90% Series A Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”). At May 1, 2022, we had outstanding 52,121,977 shares of common stock and 10,000 shares of Series A Preferred Stock. The shares of Series A Preferred Stock are represented by 10,000,000 depositary shares, each representing a 1/1,000th interest in a share of our Series A Preferred Stock.

Because we are a holding company and conduct all of our operations through our subsidiaries, our cash flow and ability to pay dividends will be dependent on the earnings and cash flows of our subsidiaries and the distribution or other payment of those earnings to us in the form of dividends, or in the form of loans to or repayments of loans from us. Some of our subsidiaries may have restrictions on their ability to pay dividends including covenants under their borrowing arrangements and mortgage indentures, and possibly also restrictions imposed by their regulators. Currently, the Mortgage and Deed of Trust of Spire Missouri Inc., under which it issues its first mortgage bonds, contains a covenant that restricts its ability to pay dividends to us as its sole common stock shareholder. Under that covenant, as of May 1, 2022, $1,580 million was available to pay dividends. Further, the right of common shareholders to receive dividends may be subject to our prior payment of dividends on any outstanding shares of preferred stock.

Description of Preferred Stock

General. Our articles of incorporation authorize the Board to approve the issuance from time to time of up to 5,000,000 shares of preferred stock, $25.00 par value per share, in one or more series, without shareholder action. The Board can determine the rights, preferences and limitations of each series. Before issuing a series of preferred stock, the Board will adopt resolutions creating and designating the series as a series of preferred stock. The Board and has the authority to determine or fix the following terms with respect to shares of any series of preferred stock:

•	the dividend rate, the dates of payment, and the date from which dividends will accumulate, if dividends are to be cumulative;

•	whether and upon what terms the shares will be redeemable;

•	whether and upon what terms the shares will have a sinking fund;

•	whether and upon what terms the shares will be convertible or exchangeable;

•	whether the shares will have voting rights and the terms thereof;

•	any amounts payable to the holders upon liquidation or dissolution, if any;

•	whether interests in the preferred stock will be represented by depositary shares; and

•	any other preferences, qualifications, limitations, restrictions and special or relative rights.

These terms will be described in the prospectus supplement for any series of preferred stock that we offer. In addition, you should read the prospectus supplement relating to the particular series of preferred stock offered thereby for specific terms, including:

•	the title of the series of preferred stock and the number of shares offered;

•	the initial public offering price at which we will issue the preferred stock; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges and limitations and restrictions.

When we issue the preferred stock, the shares will be fully paid and non-assessable. This means that the full purchase price for the outstanding preferred stock will have been paid and the holder of the preferred stock will not be assessed any additional monies for the preferred stock. Unless the applicable prospectus supplement specifies otherwise:

•	each series of preferred stock will rank senior to our common stock and equally in all respects with the outstanding shares of each other series of preferred stock; and

•

holders of the preferred stock will have no preemptive rights to subscribe for any additional securities that we may issue in the future. This means that the holder of preferred stock will have no right, as holder of preferred stock, to buy any portion of preferred or common stock that we may issue in the future.

Description of Common Stock

Listing. Our outstanding shares of common stock are listed on the New York Stock Exchange under the symbol “SR.” Any additional common stock we issue will also be listed on the New York Stock Exchange.

Liquidation Rights. In the event of any dissolution, liquidation or winding up of our affairs voluntarily or involuntarily, the holders of our common stock will be entitled to receive the remainder, if any, of our assets after the payment of all our debts and liabilities and after the payment in full of any preferential amounts to which holders of any preferred stock may be entitled.

Voting Rights. Except as otherwise provided by law and subject to the voting rights of holders of our preferred stock that may be issued in the future, all voting power rests exclusively in the holders of shares of our common stock. Each holder of our common stock is entitled to one vote per share on all matters submitted to a vote at a meeting of shareholders, including the election of directors. The common stock votes together as a single class. The holders of our common stock are not entitled to cumulate votes for the election of directors. At annual and special meetings of shareholders, the holders of a majority of the outstanding shares of common stock, present in person or by proxy, constitute a quorum.

Dividends. Because we are a holding company and conduct all of our operations through our subsidiaries, our cash flow and ability to pay dividends will be dependent on the earnings and cash flows of our subsidiaries and the distribution or other payment of those earnings to us in the form of dividends, or in the form of loans to or repayments of loans from us. Some of our subsidiaries may have restrictions on their ability to pay dividends including covenants under their borrowing arrangements and mortgage indentures, and possibly also restrictions imposed by their regulators. Currently, the Mortgage and Deed of Trust of Spire Missouri Inc., under which it issues its first mortgage bonds, contains a covenant that restricts its ability to pay dividends to us as its sole common stock shareholder. Further, the right of common shareholders to receive dividends may be subject to our prior payment of dividends on any outstanding shares of preferred stock.

Miscellaneous. The holders of our common stock have no preemptive or preferential rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. The outstanding shares of our common stock are and the shares of common stock offered hereby will be, upon payment for them, fully paid and non-assessable. Our common stock does not contain any redemption provisions or conversion rights.

Transfer Agent and Registrar. Computershare Trust Company, N. A. acts as transfer agent and registrar for our common stock. Its address is P. O. Box 505000, Louisville, Kentucky 40233-5000. You can reach it at 1-800-884-4225.

Anti-takeover Effects of our Articles of Incorporation and Bylaws

It is not the intent of the Board to discourage legitimate offers to enhance shareholder value. Provisions of our articles of incorporation or bylaws, however, may have the effect of discouraging unilateral tender offers or other attempts to acquire our business. These provisions include the classification of our directors with three-year staggered terms, the requirement that director nominations by shareholders be made not less than 90 nor more than 120 days prior to the date of the shareholder meeting, and the ability of the Board, without further action of the holders of common stock, to issue one or more series of preferred stock from time to time, which may have terms more favorable than the common stock, including, among other things, preferential dividend, liquidation, voting and redemption rights. These provisions might discourage a potentially interested purchaser from attempting a unilateral takeover bid for us on terms that some shareholders might favor. If these provisions discourage potential takeover bids, they might limit the opportunity for our shareholders to sell their shares at a premium.

In addition, our articles of incorporation do not provide for cumulative voting in the election of directors. Cumulative voting permits shareholders to multiply their number of votes by the total number of directors being elected and to cast their total number of votes for one or more candidates in each shareholder’s discretion.

Our bylaws also include provisions setting forth specific conditions and restrictions under which business may be transacted at meetings of shareholders. For example, no business may be transacted at a meeting unless it is (a) specified in the notice of meeting, (b) otherwise brought before the meeting by or at the direction of the Board or a committee thereof or (c) brought before the meeting by a shareholder of record who provided notice and other specified information in writing to the corporate secretary not less than 90 nor more than 120 days prior to the meeting. These provisions may restrict the content of the issues to be discussed at a shareholders meeting.

In addition, the issuance of authorized but unissued shares of our common or preferred stock may have an anti-takeover effect. These shares might be issued by the Board without shareholder approval in transactions that might prevent or render more difficult or costly the completion of a takeover transaction by, for example, diluting voting or other rights of the proposed acquiror. In this regard, our articles of incorporation grant the Board broad powers to establish the rights and preferences of the authorized but unissued preferred stock, one or more series of which could be issued entitling holders to vote separately as a class on any proposed merger or consolidation, to convert the stock into shares of our common stock or possibly other securities, to demand redemption at a specified price under prescribed circumstances related to a change in control or to exercise other rights designed to impede a takeover.

Missouri Shareholder Protection Statutes

We are subject to Missouri corporate statutes that restrict the voting rights of a person who acquires 20% or more of our outstanding common stock as well as that person’s ability to enter into a business combination with us.

The control share acquisition statute provides that shares acquired that would cause the acquiring person’s aggregate voting power to meet or exceed any of three thresholds (20%, 33-1/3% or a majority) have no voting rights unless such voting rights are granted by a majority vote of the holders of the shares not owned by the acquiring person or any of our officers or directors or employee-directors. The statute sets out a procedure under which the acquiring person may call a special shareholders meeting for the purpose of considering whether voting rights should be conferred. Acquisitions as part of a merger or exchange offer arising out of an agreement to which we are a party are exempt from the statute.

The business combination statute restricts transactions between us and a beneficial owner of 20% or more of our voting stock. A business combination is defined in the statute as any of the following transactions with or proposed by an interested shareholder: merger, consolidation, disposition of assets, significant securities issuance, liquidation, dissolution, reclassification of securities, loan, advance, guarantee, pledge or tax credit. Generally, the statute prohibits for five years from the date one becomes an interested shareholder a business combination between us and the interested shareholder unless the business combination or the interested shareholder’s stock acquisition was approved by the Board on or before that date. An interested shareholder may enter into a business combination with us after the five-year period if it is approved by holders of a majority of the outstanding shares not owned by the interested shareholder or if it meets certain consideration requirements.

Application of the control share acquisition and business combination statutes are automatic unless we take steps to “opt out” of their application. We have not “opted out” of the statutes.

DESCRIPTION OF DEPOSITARY SHARES

General

We may issue depositary shares representing fractional interests in shares of our preferred stock of any series. At May 1, 2022, we had 10,000,000 depositary shares outstanding, each representing a 1/1,000th interest in a share of our Series A Preferred Stock. The following description sets forth certain general terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares to which any prospectus supplement may relate and the extent, if any, to which the general terms and provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the depositary shares, deposit agreements and depositary receipts described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable deposit agreement and depositary receipts for additional information before you decide whether to purchase any of our depositary shares.

In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following our issuance of any shares of preferred stock related to the depositary shares, we will deposit such shares of our preferred stock with the relevant depositary and will cause the depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest in the share of preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange, redemption, sinking fund, subscription and liquidation rights). The applicable prospectus supplement will describe the specific terms of the depositary shares offered thereby.

Book-Entry Securities

We may issue some or all of the depositary shares as book-entry securities. Any such book-entry securities will be represented by one or more fully registered global certificates. We will register each global security with or on behalf of a securities depositary identified in the applicable prospectus supplement. Each global security will be deposited with the securities depositary or its nominee or a custodian for the securities depositary.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

AND STOCK PURCHASE UNITS

General

We may issue stock purchase contracts, including contracts obligating you to purchase from us, and us to sell to you, a specified number of shares of our preferred or common stock at a future date or dates. The price per share of stock and the number of shares of stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula described in the stock purchase contracts. We may issue stock purchase contracts separately or as part of units, often known as stock purchase units, consisting of a stock purchase contract and beneficial interests in:

•	senior debt securities or junior subordinated debt securities or preferred stock; or

•	debt obligations of third parties, including U.S. Treasury securities,

securing your obligations to purchase the stock under the stock purchase contract. The stock purchase contracts may require us to make periodic payments to you or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require you to secure your obligations in a specified manner. The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the applicable prospectus supplement will not necessarily be complete and is subject to, and qualified in its entirety by, all of the provisions of the relevant purchase contract and pledge agreement, a form of which is an exhibit to the registration statement of which this prospectus is a part.

At May 1, 2022, we had 3.5 million equity units outstanding, which were initially issued in the form of “Corporate Units”, each consisting of (i) a stock purchase contract and (ii) a 1/20, or 5%, undivided beneficial ownership interest in one thousand dollars principal amount of our 2021 Series A 0.75% Remarketable Senior Notes due March 1, 2026, which were issued as senior debt securities.

Book-Entry Securities

We may issue some or all of the stock purchase contracts and stock purchase units as book-entry securities. Any such book-entry securities will be represented by one or more fully registered global certificates. We will register each global security with or on behalf of a securities depositary identified in the applicable prospectus supplement. Each global security will be deposited with the securities depositary or its nominee or a custodian for the securities depositary.

PLAN OF DISTRIBUTION

We may sell the offered securities through the solicitation of proposals of underwriters or dealers to purchase the offered securities, through underwriters or dealers on a negotiated basis, through agents or directly to a limited number of purchasers or to a single purchaser.

The prospectus supplement with respect to each offering of securities will set forth the terms of such offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to us from their sale;

•	any underwriting discounts and commissions and other items constituting underwriters’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the offered securities may be listed.

Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may engage in at-the-market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act of 1933, as amended (the “Securities Act”). In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

Underwriters

If underwriters are used in the sale, they will acquire the offered securities for their own account and may resell them on one or more occasions in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of securities will be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the names of the managing underwriter or underwriters will be set forth on the cover of that prospectus supplement. Unless otherwise set forth in the prospectus supplement relating thereto, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the offered securities if any are purchased.

Dealers

If dealers are utilized in the sale of offered securities, we will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.

Agents

The offered securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the offered securities will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best-efforts basis for the period of its appointment.

Direct Sales

The offered securities may be sold directly by us to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the applicable prospectus supplement.

Indemnification

Agents, dealers and underwriters and the persons who control them may be entitled under agreements with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which these agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of business.

Remarketing

The offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment under their terms, or otherwise, by one or more firms (“remarketing firms”), acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the offered securities they remarket. Remarketing firms may be entitled, under agreements that may be entered into with us, to indemnification or contribution by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions or perform services for us and our subsidiaries in the ordinary course of business.

No Assurance of Liquidity

The offered securities may or may not be listed on a national securities exchange. You should read the applicable prospectus supplement for a discussion of this matter. We cannot assure you there will be a market for any of the offered securities.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Mark C. Darrell, who serves as our Senior Vice President, Chief Legal and Compliance Officer, or Akin Gump Strauss Hauer & Feld, LLP New York, New York. Mr. Darrell is a salaried employee and earns stock-based compensation on our common stock. As of May 1, 2022, Mr. Darrell beneficially owned 54,751 shares of our common stock. Pursuant to various stock and employee benefit plans, Mr. Darrell is eligible to purchase and receive shares of our common stock and to receive options to purchase shares of our common stock. Certain other legal matters may be passed upon for any underwriters or agents by Bracewell LLP, New York, New York.

EXPERTS

The consolidated financial statements, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended September 30, 2021, and the effectiveness of Spire Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

$350,000,000

5.300% Senior Notes due 2026

Joint Book-Running Managers

Wells Fargo Securities	Mizuho	Morgan Stanley

The date of this prospectus supplement is February 5, 2024.